Exhibit 10.3

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

ILLINOIS CORN PROCESSING, LLC

A DELAWARE LIMITED LIABILITY COMPANY

Dated:  November 20, 2009

The Interests represented by this Limited Liability Company Agreement have not been registered under the Securities Act of 1933 or any other securities laws, and the transferability of the Interests is restricted.  Article X of this Limited Liability Company Agreement imposes further restrictions upon the transfer, sale, hypothecation or assignment of the Interests.

7.3	Confidentiality	23
7.4	Nonsolicitation	23
Article VIII BOOKS AND RECORDS		24
8.1	Books and Records	24
8.2	Reports	24
8.3	Tax Information	25
Article IX AMENDMENTS		25
9.1	Amendments	25
Article X TRANSFERS OF INTERESTS		25
10.1	Restriction on Transfers	25
10.2	Permitted Transfers	25
10.3	Conditions to Permitted Transfers	26
10.4	Involuntary Transfer — Purchase Rights	27
10.5	Drag Along Rights	28
10.6	Prohibited Transfers	29
10.7	Rights of Transferee or Assignees	29
10.8	Admission of Substituted Members	30
10.9	Distributions and Applications in Respect to Transferred Interests	30
10.10	Covenants	31
10.11	Co-Sale Rights	31
Article XI MEMBER EVENTS		32
11.1	Certain Events	32
11.2	Remedies for Certain Events	32
11.3	Voluntary Buy-Sell	32
11.4	Buy-Sell Offers in General	32
11.5	Terms of the Buy-Sell Offer	32
11.6	Offeree’s Response to Buy-Sell Offer	33
11.7	Closing and Date of the Buy-Sell Closing	33
Article XII POWER OF ATTORNEY		33
12.1	Board as Attorney-In-Fact	33
12.2	Nature as Special Power	34
Article XIII DISSOLUTION, WINDING UP AND SALE OF BUSINESS		34
13.1	Liquidating Events	34
13.2	Winding Up	35
13.3	Compliance With Certain Requirements of Regulations; Deficit Capital Accounts	35
13.4	Deemed Distribution and Recontribution	36
13.5	Rights of Members	36
13.6	Sale of the Business	36
Article XIV MISCELLANEOUS		37
14.1	Notices	37
14.2	Binding Effect	38
14.3	Construction	38
14.4	Time	38
14.5	Headings	38
14.6	Severability	38
14.7	Incorporation by Reference	38

ii

14.8	Further Action	38
14.9	Variation of Pronouns	38
14.10	Governing Law	38
14.11	Waiver of Action for Partition; No Bill for Company Accounting	38
14.12	Counterpart Execution	39
14.13	Electronic Signatures	39
14.14	Specific Performance	39
14.15	Dispute Resolution; Jurisdiction	39
EXHIBIT A CAPITAL ACCOUNTS		1
EXHIBIT B TAX EXHIBIT		1
B.1	Definitions	1
B.2	Capital Accounts	4
B.3	Special Allocations	5
B.4	Curative Allocations	7
B.5	Other Allocation Rules	7
B.6	Tax Allocations: Code Section 704(c)	8
EXHIBIT C Cessation of Business Allocations Example		1

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

ILLINOIS CORN PROCESSING, LLC

(a Delaware limited liability company)

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into and shall be effective as of November 20, 2009 (the “Effective Date”), by and between MGP Ingredients, Inc., a Kansas corporation (“MGPI”), and Illinois Corn Processing Holdings LLC, a Delaware limited liability company (“ICPH”), as the Members, pursuant to the provisions of the Delaware Limited Liability Company Act, on the following terms and conditions:

Article I

THE COMPANY

1.1                           Formation.  The Company was formed on October 5, 2009 as a limited liability company pursuant to the provisions of the Act.  MGPI adopted a limited liability company agreement as the sole member of the Company as of such date.  From and after the Effective Date, the Company shall operate upon the terms and conditions set forth in this Agreement, and as of the Effective Date this Agreement shall supercede and replace in their entirety all prior limited liability company agreements of the Company.

1.2                           Company Name.  The name of the Company shall be “Illinois Corn Processing, LLC”, and all business of the Company shall be conducted in such name.  The Members may change the name of the Company at any time.

1.3                           Purposes.  The Company shall have the power to conduct any lawful business permitted under the Act.  However, the Company shall not engage in any business other than owning and operating the Plant for the purpose of engaging in any and all aspects of the fuel ethanol and alcohol business (including associated by-products) without the unanimous prior consent of the Members.

1.4                           Principal Place of Business.  The principal place of business of the Company shall be at 1301 S. Front Street, Pekin, Illinois 61554.  The Members may change the principal place of business of the Company to any other place within or without the State of Illinois.

1.5                           Term.  The term of the Company commenced on the date the Company’s certificate of formation described in, and complying with the requirements of, the Act (the “Certificate”) was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Liquidating Event, as provided in Article XIII hereof.

1.6                           Filings; Agent for Service of Process.

(a)                                  The Members shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of

Delaware.  The Members shall cause amendments to the Certificate to be filed whenever required by the Act.

(b)                                 The Members shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company engages in business.

(c)                                  The registered agent for service of process on the Company shall be as appointed by the Members in accordance with the Act.

(d)                                 Upon the dissolution of the Company, the Board (or, in the event there is no remaining Advisor, any Person elected pursuant to Section 13.2 hereof) shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Company has qualified as a foreign limited liability company.

1.7                           Title to Property.  All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member’s interest in the Company shall be personal property for all purposes.  Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

1.8                           Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

1.9                           Independent Activities; Transactions With Affiliates.

(a)                                  Each Member and their Affiliates, including any individuals appointed by a Member to the Board, shall be required to devote only such time to the affairs of the Company as such Person determines in its reasonable discretion may be necessary to manage and operate the Company, and each such Person shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

(b)                                 Except (i) as provided in Section 7.3 (Confidentiality) and Section 7.4 (Nonsolicitation, (ii) as prohibited by applicable law or (ii) as prohibited by any other written contract restricting such Person’s activities vis a vis the Company, any Member and any Affiliate of a Member, including any individual appointed by a Member to the Board, may, notwithstanding this Agreement, engage on its own behalf in whatever activities they choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or any Member and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or any Affiliate of a Member, including any individual appointed by a Member to the Board, from engaging in such activities, or require any Member to permit the Company or any Member to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

(c)                                  To the extent permitted by applicable law and except as otherwise provided in this Agreement, the officers of the Company, when acting on behalf of the Company, are hereby authorized to purchase Property from, sell Property to, or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member, provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase, or other transaction had been entered into with an independent third party.

1.10                    Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)                                  “Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

(b)                                 “Advisors” has the meaning set forth in Section 6.1(a).

(c)                                  “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person and (ii) any director or officer of such Person.  For purposes of this paragraph (c), the terms “control,” “controlled” or “controlling” shall include, without limitation (i) the ownership, control or power to vote fifty percent (50%) or more of (A) the outstanding shares of any class of voting securities, or (B) the partnership, limited liability company or beneficial interests of any Person, directly or indirectly, or acting through one or more Persons, (ii) the control in any manner over the general partner(s) or manager(s) or the electing of more than one director or trustee (or persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

(d)                                 “Affiliate Transaction” has the meaning set forth in Section  5.7.

(e)                                  “Agreement” means this Limited Liability Company Agreement, as amended from time to time.

(f)                                    “Annual Budget” means an annual budget prepared by the President and the Chief Financial Officer at the direction of the Board with respect to the Company’s operation of the Plant for the next Fiscal Year, which budget shall be prepared sufficiently in advance of each Fiscal Year to be approved by the Members prior to commencement of the Fiscal Year for which the budget relates.  In the event that the Members do not approve a new annual budget, the Company shall continue to operate under the prior Fiscal Year budget.

(g)                                 “Board” means the Board of Advisors appointed and acting as a group in accordance with this Agreement.

(h)                                 “Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.”  A “Voluntary Bankruptcy” means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.  An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

(i)                                     “Business Day” means a day of the year on which banks are not required or authorized to close in Pekin, Illinois.

(j)                                     “Capital Contributions” means, with respect to any Member or Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Person.  The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).  Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.  In the event of a revaluation of Capital Accounts pursuant to Section 5.11, such revalued Capital Account of a Member or Interest Holder shall be treated as the Capital Contribution of such Member or Interest Holder from such point forward, subject to any future revaluation.

(k)                                  “Certificate” has the meaning set forth in Section 1.5 hereof.

(l)                                     “Change of Control” means any of the following: (i) the merger, reorganization, or consolidation of the Company or any Subsidiary into or with another corporation such that the Members holding Common Units immediately preceding such merger, reorganization, or consolidation shall own less than fifty percent (50%) of the voting securities of the surviving entity; (ii) the sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all the consolidated assets of the Company, whether pursuant to a single transaction or a series of related transactions; or (iii) the sale or transfer, whether in a single transaction or pursuant to a series of related transactions, of Interests such that the Members holding a majority of the Interests immediately prior to such sale or transfer or series of transfers cease to hold a shall own less than fifty percent (50%) of the Interests after such sale or transfer or series of transfers.  A Permitted Transfer shall not be taken into account in determining whether a change in control or sale of a majority of the voting equity securities of the Company has occurred.  In determining whether a “Change in Control” has occurred within the meaning of this provision, the substance, rather than the form, of the transaction(s) shall control, and that beneficial or equitable, rather than merely legal, title shall be examined to determine whether a Change in Control has occurred.

(m)                               “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(n)                                 “Company” means the limited liability company formed and operated pursuant to this Agreement.

(o)                                 “Confidential Information” has the meaning set forth in Section 7.3 hereof.

(p)                                 “Contribution Agreement” means that certain Contribution Agreement dated this date between the Company and MGPI whereby MGPI contributed the Plant and related assets to the Company, immediately prior to the sale of Intersts to ICPH pursuant to the LLC Interest Purchase Agreement, as a Capital Contribution valued at $30 million.

(q)                                 “Debt” means, without duplication, all indebtedness, liabilities and obligations which in accordance with GAAP are required to be classified by the Company upon a balance sheet as liabilities, and in any event shall include all (i) obligations for borrowed money or which have been incurred by the Company in connection with the purchase or other acquisition of property (including trade accounts payable incurred in the ordinary course of business), (ii) obligations secured by any lien on, or payable out of the proceeds of or production from, any property, whether or not the Company has assumed or become liable for the payment of such obligations, (iii) indebtedness, liabilities and obligations of third parties, including joint ventures and partnerships of which the Company is a venturer or general partner, recourse to which may be had against the Company, (iv) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of such property, (v) Capitalized Lease Obligations (as defined in the Loan Agreements), (vi) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account of and/or upon the application of the Company together with all unreimbursed drawings with respect thereto, (vii) the Termination Value (as defined in the Loan Agreements) under any Commodities Contract (as defined in the Loan Agreements) to which the Company is a party to the extent the Termination Value is owed or would be owed by the Company and (viii) and indebtedness, liabilities and obligations of the Company under guarantees.  Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

(r)                                    “Effective Date” has the meaning given in the introductory paragraph hereof.

(s)                                  “Environmental Laws” means any federal, state, or local law, regulation or ordinance for protection of human health or the environment.

(t)                                    “Ethanol Off-Take Agreement” means that certain Marketing Agreement dated the Effective Date between the Company and SEACOR Energy Inc., an Affiliate of ICPH, with respect to ethanol produced at the Plant.

(u)                                 “Excluded Equipment” means the equipment located in the wheat starch and wheat protein plant that is part of the facilities at the Plant, which shall remain the sole property of MGPI and is not Property of the Company but which may be stored at the Plant pursuant to, and in accordance with the terms of, the Contribution Agreement.

(v)                                 “Family” means, with respect to a Person who is an individual, such person’s spouse, natural or adoptive lineal ancestors or descendants, and trusts for his or any of their exclusive benefit.

(w)                               “Fiscal Year” means the calendar year or any portion of the calendar year for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III hereof.

(x)                                   “Food Grade Alcohol Off-Take Agreement” means that certain Marketing Agreement dated the Effective Date between the Company and MGPI with respect to food-grade and industrial-grade alcohol produced at the Plant.

(y)                                 “GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

(z)                                   “Hazardous Substances” means any chemical, substance or material which is regulated by or establishes liability under any Environmental Law.

(aa)                            “ICPH” has the meaning given in the introductory paragraph hereof.

(bb)                          “ICPH Option” means ICPH’s option to acquire up to an additional 20% of the Company from MGPI as set forth in the LLC Interest Purchase Agreement.

(cc)                            “Interest” means those ownership interests in the Company received by the Members in exchange for certain specified Capital Contributions made pursuant to Section 2.1 hereof, including any and all benefits to which the holder of such Interests may be entitled as provided in this Agreement, together with all obligations of such Persons to comply with the terms and provisions of this Agreement.

(dd)                          “Interest Holder” means any Person who holds an Interest, regardless of whether such Person has been admitted to the Company as a Member.  “Interest Holders” means all such Persons.

(ee)                            “Liquidating Event” has the meaning set forth in Section 13.1 hereof.

(ff)                                “LLC Interest Purchase Agreement” means that certain LLC Interest Purchase Agreement dated the Effective Date between ICPH and MGPI whereby ICPH purchased 50% of the Interests of the Company for $15 million cash from MGPI.

(gg)                          “Loan Agreements” means, collectively, (i) the Term Loan Agreement and (ii) until refinancing with a third party, the Revolving Loan Agreement.

(hh)                          “Loan Documents” means the Loan Agreements and each note, mortgage, security agreement, instrument, agreement and certificate delivered to the lender pursuant to the Loan Agreement.

(ii)                                  “Majority in Interest” means any individual Member or group of Members holding an aggregate of more than 50% of the Interests (i) held by all Members or (ii) held by a lesser number of Members than all of the Members if one or more Members is excluded from the vote.

(jj)                                  “Member” means any Person (i) whose name is set forth in the first paragraph of this Agreement or who has become a Member pursuant to the terms of Section 10.8 hereof, and (ii) who holds an Interest.  “Members” means all such Persons.

(kk)                            “MGPI” has the meaning given in the introductory paragraph hereof.

(ll)                                  “Net Cash Flow” means the consolidated gross cash proceeds from Company and Subsidiary operations and from all sales and other dispositions and refinancings of Property, less the portion thereof used to pay or establish reserves for all Company and Subsidiary expenses, debt payments, capital investments (including improvements to existing assets and acquisition of additional assets), replacements, guaranteed payments to Interest Holders and contingencies, all as determined by the Board.  “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this Section.

(mm)                      “Net Working Capital” means (i) the total amount reflected as total current assets, minus (ii) the total amount reflected as current liabilities as reported on the most recent financial statements of the Company as prepared in accordance with generally accepted accounted principals applied in a manner consistent with the Company’s audited financial statements;. minus (iii) any amount payable with respect to the Company’s revolving credit facility which is not classified as a current liability in the Company’s financial statements.  For the avoidance of doubt the amount of current liabilities shall include amounts payable in one year with respect to the Term Loan Agreement.

(nn)                          “Percentage Interest” of a Member means, at any particular time, a ratio, expressed as a percentage, which is the ratio that the Capital Contribution of such Member bears to the total Capital Contributions of all Members, as may be modified by Section 2.3.

(oo)                          “Permitted Transfer” has the meaning set forth in Section 10.2 hereof.

(pp)                          “Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

(qq)                          “Plant” means the alcohol production facility acquired by the Company from MGPI located at 1301 S. Front Street, Pekin, Illinois 61554, including all related real estate, improvements, equipment and other real and personal property at such location, other than the Excluded Equipment.

(rr)                                “Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

(ss)                            “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(tt)                                “Revolving Loan Agreement” means that certain Revolving Loan and Security Agreement dated the Closing Date between SEACOR Capital Corporation (an Affiliate of ICPH), as lender, and the Company, as borrower, whereby SEACOR Capital Corporation is providing up to $20 million in revolving credit facility financing secured by substantially all of the Company’s assets.

(uu)                          “Subsidiaries” means all of the corporations, limited liability companies, partnerships and other entities in which the Company, directly or indirectly, owns more than 50% of the equity interests.  “Subsidiary” means any of the Subsidiaries.

(vv)                          “Supermajority in Interest” means any individual Member or group of Members holding an aggregate of more than 66 2/3% of the Interests (i) held by all Members or (ii) held by a lesser number of Members than all of the Members if one or more Members is excluded from the vote.

(ww)                      “Tax Due” has the meaning set forth in Section 4.1(a) hereof.

(xx)                              “Tax Matters Member” has the meaning set forth in Section 5.12 hereof.

(yy)                          “Term Loan Agreement” means that certain Term Loan and Security Agreement dated the Closing Date between SEACOR Capital Corporation, as lender, and the Company, as borrower, whereby SEACOR Capital Corporation is providing $10 million in term loan financing secured by substantially all of the Company’s assets.

(zz)                              “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, or otherwise dispose of.

Article II
MEMBERS’ CAPITAL CONTRIBUTIONS

2.1                           Capital Contributions.  The name, address, Capital Account balances and Interests in the Company of each Member are stated on Exhibit A.  The Members acknowledge that (a) MGPI contributed the Plant immediately prior to the Effective Date as the sole member of the Company; (b) ICPH purchased 50% of the Interests from MGPI on the Effective Date; (c) for federal income tax purposes, the purchase of Interests by ICPH shall be treated by the Members and the Company in a manner consistent with Revenue Ruling 99-5; and (d) the Company shall make the election described in Section B.3(g) of Exhibit B.

2.2                           Other Matters.

(a)                                  Except as otherwise provided in this Agreement, no Member or Interest Holder shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

(b)                                 No Member or Interest Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member or Interest Holder, except as otherwise provided in this Agreement.

(c)                                  Except as otherwise provided by a separate written agreement, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company.  Except as otherwise provided by any other agreements among the Members or mandatory provisions of applicable state law, a Member shall be liable only to make its Capital Contribution pursuant to Section 2.1 hereof and shall not be required to lend any funds to the Company or, after its Capital Contribution has been made, to make any additional Capital Contributions to the Company, but any Member may make an additional Capital Contribution through the purchase of Interests from the Company in accordance with Section 5.11.

(d)                                 No Advisor shall have personal liability for the repayment of any Capital Contribution of any Member.

2.3                           Effect of Disproportionate Additional Capital Contributions..  If any additional Capital Contributions are made by Members (or other Interest Holders or new Members) pursuant to Section 5.11 but not in proportion to their respective Percentage Interests immediately prior to such Capital Contributions, then the Percentage Interest of each Member (or other Interest Holder or new Members) shall be amended or determined (as applicable) as follows:

(a)                                  Prior to receipt of any additional Capital Contributions, the Board shall revalue the Capital Account balances of the Members and Interest Holders consistent with the provisions of Treasury Regulations § 1.704-1(b)(2)(iv)(f) and (g) in order to establish the then-current value of the Company in the aggregate and also of each Member’s and each Interest Holder’s Interests in the Company, based on their Percentage Interests in the current value of the Company as so determined.

(b)                                 The amount of the additional Capital Contributions in the aggregate shall be added to the value of the Company in the aggregate determined pursuant to paragraph (a) and the amount of additional Capital Contributions by each Member and each Interest Holder shall be added to the value of such Member’s and such Interest Holder’s Interests determined pursuant to paragraph (a).

(c)                                  The Percentage Interest of each Member and Interest Holder shall be equal the percentage resulting from dividing such Member’s (or other Interest Holder’s) total amount determined pursuant to paragraph (b) by the aggregate value of the Company after the additional Capital Contributions as determined pursuant to paragraph (b).

Article III
ALLOCATIONS

3.1                           Profits.  After giving effect to the special allocations set forth in Exhibit B and subject to the allocations set forth in Section 5.8(a), if applicable, and subject further to the allocations set forth in Section B.5(e) of Exhibit B, if applicable, the Profits for any Fiscal Year shall be allocated to the Interest Holders in proportion to the Percentage Interests of each Interest Holder.

3.2                           Losses.  After giving effect to the special allocations set forth in Exhibit B and subject to the allocations set forth in Section 5.8(a), if applicable, and subject further to the allocations set forth in Section B.5(e) of Exhibit B, if applicable, the Losses for any Fiscal Year shall be allocated among the Interest Holders in proportion to the Percentage Interests of each Interest Holder.

Article IV
DISTRIBUTIONS

4.1                           Net Cash Flow.  The Interest Holders shall be entitled to receive distributions of Net Cash Flow from the Company only at the following times:

(a)                                  Distributions to Fund Interest Holders’ Tax Liabilities.  Except as otherwise provided in Article XIII hereof, to the extent of Net Cash Flow, the Company will make periodic cash distributions among the Interest Holders in proportion to the allocations of Profits and Losses applicable if this paragraph (a) were not in this Agreement, no less than ten (10) days prior to the quarterly federal estimated income tax payment due dates for corporate taxpayers, in amounts sufficient to enable each of them (and, if they are pass-through entities for federal income tax purposes, their stockholders, partners, members and beneficiaries, and the members, partners, stockholders and beneficiaries of their members who are pass-through entities) to pay timely Federal, state and local taxes (the “Tax Due”) attributable to allocations to them for any Fiscal Year of tax items from the Company (including without limitation the benefit of any and all federal income tax credits) and any items of income, gain, loss or deduction arising out of any adjustments under Code Section 743 that are attributable to any Interest Holder.  In determining the amount that will enable each Interest Holder to pay such taxes on a timely basis:  one, the Company shall take into account the maximum effective combined rates of Federal, state and local taxes (taking into account the deductibility of state and local taxes for Federal income tax purposes) applicable to any Interest Holder or any such holder of a beneficial interest in any Interest Holder who or which is subject to tax on such tax items and of which the Company has received written notice, and shall use such maximum effective combined rates in making distributions to all Interest Holders; and two, shall annualize the Company’s tax items as appropriate to determine the Tax Due.  If Net Cash Flow at the time any distribution is to be made is less than the proportion of Tax Due that is to be paid by the next federal estimated income tax due date, Net Cash Flow shall be distributed among the Interest Holders in proportion to their respective Percentage Interests at the time of such distribution.

(b)                                 Other Distributions of Net Cash Flow.  Except as otherwise provided in Article XIII hereof and subject to any contractual limitations imposed on the Company, including pursuant to any of the Loan Documents, if Net Cash Flow is greater than the Tax Due, the excess of the Net Cash Flow over the Tax Due may be distributed, at such times as the Board may determine, to the Interest Holders in accordance with their respective Percentage Interests.

4.2                           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article IV for all purposes under this Agreement.  The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

Article V

MANAGEMENT

5.1                           Powers of the Members.

(a)                                  Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Members acting by a Majority in Interest.  No Member, acting solely in its capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company except when authorized by a Majority in Interest or such greater vote as may be required hereunder.  In addition to the rights and duties of the Members set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, including Section 5.2 below, the Members shall be responsible for and are hereby authorized to:

(i)                                     control the day to day operations of the Company;

(ii)                                  carry out and effect all directions of the Members and the Board;

(iii)                               select and engage the Company’s accountants, attorneys, engineers and other professional advisors;

(iv)                              apply for and obtain appropriate insurance coverage for the Company;

(v)                                 temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

(vi)                              acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(vii)                           engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company described in Section 1.3, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company’s business; and

(viii)                        negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.

(b)                                 If, at any time, MGPI is in default of any provision of the Food Grade Alcohol Off-Take Agreement or SEACOR Energy Inc. is in default of any provision of the Ethanol Off-Take Agreement, the non-defaulting party (or the Affiliate of such non-defaulting party that is a Member of the Company) shall assume sole control of the rights provided in Sections 5.1(a)(i), (iii), (v), (vii) and (viii) until such default is cured.

(c)                                  If the Company is in default of the Loan Agreement for failure to pay principal or interest for two consecutive months, ICPH shall assume sole control of the rights provided in Sections 5.1(a)(i), (iii), (v), (vii) and (viii) until the Company has produced positive EBITDA and is current on the payment of principal and interest.

5.2                           Limitation on Powers of the Members.

(a)                                  Notwithstanding the provisions of Section 5.1, the Company may not do any of the following acts without the prior approval of a Supermajority in Interest:

(i)                                     make any investment in any Person except to the extent permitted by Section  5.1(a)(v);

(ii)                                  incur Debt, grant any lien upon any Property, undertake any capital expenditure, dispose of any Property or issue any Company guaranty, in each case in excess of $10,000, other than pursuant to the Loan Documents or as otherwise provided in an approved Annual Budget;

(iii)                               sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the Property in a single transaction or series of related transactions;

(iv)                              terminate, dissolve or wind-up the Company;

(v)                                 (1) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Company or of all or a substantial part of the assets of the Company, (2) admit in writing the Company’s inability to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) have an order for relief entered against the Company under applicable federal bankruptcy law, or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceeding;

(vi)                              engage in any transaction that would result in a Change in Control of the Company;

(vii)                           commingle the Company’s funds with those of any other Person;

(viii)                        amend the Certificate;

(ix)                                issue an Interest to any Person who is not a Member prior to such Issuance and admit such Person as an additional Member;

(x)                                   approve a merger or consolidation of the Company with or into another Person or the acquisition by the Company of another business (either by asset, stock or interest purchase) or any equity of another entity;

(xi)                                authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in this Agreement, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company; or

(xii)                             redeem any Interests or recapitalize the Company.

(b)                                 In addition to the foregoing, no Member or officer of the Company may do any of the following acts, without the unanimous consent of all Members:

(i)                                     Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 hereof;

(ii)                                  Knowingly do any act in contravention of this Agreement;

(iii)                               Do any act in violation of applicable laws or regulations;

(iv)                              Knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(v)                                 Possess Property, or assign rights in specific Property, for other than a Company purpose; or

(vi)                              Perform any act that would subject any Member to liability as a partner or otherwise as a result of its ownership of an Interest in any jurisdiction.

5.3                           Quorum; Required Vote.  The presence, in person or by proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Members.  The affirmative vote of a Majority in Interest shall constitute a valid decision of the Members, except where a larger vote is required by the Act, the Certificate or this Agreement.

5.4                           Procedure for Consent.

(a)                                  In any circumstances requiring the approval or consent of the Members as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Members and conveyed in writing to the Board not later than ten (10) Business Days after such approval or consent was requested by the Board or any Member.  If the necessary approval or consent of the Members to such action is received, the appropriate officers of the Company shall be authorized and empowered to implement such action without further authorization by the Members.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, any approval or consent required of all or any portion of the Members may be given at a meeting, in writing sent by U.S. first class mail, by electronic transmission, or by facsimile transmission, and such approval or consent need not be given simultaneously or in the same meeting or conversation.

5.5                           Meetings.  Meetings of the Members shall be called upon the written request of any Member.  The call shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Members not less than ten (10) days nor more than sixty (60) days prior to the date of such meeting.  Members may vote in person or by proxy at any such meeting.

5.6                           Officers.

(a)                                  Establishment; Nomination and Election.  The officers of the Company shall be nominated and elected by a Majority in Interest, and may consist of a President and General Manager, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, and a Secretary.  Additional offices may be created by Members from time to time.  Any number of offices may be held by the same person.  The Members may choose not to fill any office for any period as they may deem advisable, except that the offices of President and Secretary shall be filled as expeditiously as possible.

(b)                                 Election and Term of Office.  The officers of the Company shall be so nominated and elected annually by a Majority in Interest at the Members’ first meeting held after January 1 of each year, or as soon thereafter as convenient.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.  The Members hereby appoint Randy Schrick as President and General Manager of the Company, to serve in such capacity until his successor is duly elected and qualified or until his earlier resignation or removal.

(c)                                  Removal.  Any officer or agent elected in accordance with this Section 5.6 may be removed by the Board whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

(d)                                 Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term.

(e)                                  Compensation.  Compensation of all officers, if any, shall be fixed by the Board, and no officer shall be prevented from receiving such compensation by virtue of his or her also being any employee, officer, director or agent of a Member or any Member’s Affiliate(s).

(f)                                    Powers and Duties.  The powers and duties of the officers will be those usually pertaining to their respective offices, subject to the general direction and supervision of the Members in consultation with the Board.  Such powers and duties will include the following:

(i)                                     President and General Manager.  The President and General Manager shall be the chief executive officer of the Company and shall be responsible for the general and active management of the operation of the Company subject to the authority of the Members.  The President and General Manager shall be responsible for the administration of the Company, including general supervision of the policies of the Company, general and active management of the financial affairs of the Company, and the day-to-day operations of the Company (including the hiring and firing of other officers and employees), and shall execute bonds, mortgages, or other contracts in the name and on behalf of the Company.

(ii)                                  Vice Presidents.  Each Vice President shall familiarize himself or herself with the affairs of the Company, and shall have such powers and perform such duties as may be prescribed from time to time by the Board or the President.  At the request of the President, any Vice President may act temporarily in the place of the President and when so acting shall possess all the powers of and perform all the duties of that officer.

(iii)                               Chief Financial Officer.  The Chief Financial Officer shall have charge of the accounting affairs of the Company and shall be responsible for keeping the financial books and records of the Company.

(iv)                              Secretary.  The Secretary shall attend all meetings of the Board and all meetings of the Members, and shall record all votes and the minutes of all such proceedings in books to be kept for that purpose.  The Secretary shall give, or cause to be given, any notice required to be given of any meetings of the Board and the Members, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision he shall be.

5.7                           Affiliate Transactions.  Notwithstanding anything herein to the contrary, any contract or transaction between the Company or its Subsidiaries, on one hand, and one of the Members or its Affiliates (excluding the Company and its Subsidiaries), on the other hand (an “Affiliate Transaction”) may only be approved, amended, modified or waived on behalf of the Company or its Subsidiaries by a majority of the Advisors then in office who were not appointed by the Member that is a party to the Affiliate Transaction, even though less than a quorum.

However, the Company shall be authorized to enter into and execute the Loan Documents, the Ethanol Off-Take Agreement and the Food Grade Alcohol Off-Take Agreement on the Effective Date without further action by the Board or the Members.

5.8                           Cessation of Business.

(a)                                  If there is an EBITDA Loss in any one fiscal quarter in excess of $500,000, MGP or ICPH shall have the right to cause the Company to shut down the Plant.  If either such Member elects to shut down the Plant (the “Electing Party”) and the other Member objects to shutting down the Plant (the “Objecting Party”), the Electing Party shall have ten days to withdraw its election.  If the Electing Party fails to withdrawal its election during such ten-day period, the Plant will remain open and the Objecting Party shall be allocated eighty percent of each subsequent quarter’s EBITDA Loss or EBITDA Profit.  At the end of such quarter, the Electing Party may withdraw its election.  If the election is withdrawn, the allocation of Losses shall revert to being in accordance with Percentage Interests under Section 3.2.  If the election is withdrawn, the allocation of Profits, if any, shall be 80% to the Objecting Party and 20% to the Electing Party until the amount of Profits allocated to the Members on an 80-20 basis equals the prior amount of Losses allocated to the Members on an 80-20 basis.  Thereafter, subsequent Profits shall be allocated to the Members in accordance with their respective Percentage Interests under Section 3.1.  Notwithstanding anything herein to the contrary, if upon liquidation of the Company there have been insufficient Profits to allocate on an 80-20 basis to fully offset the Losses allocated on an 80-20 basis (including Profits or gain, if any, in connection with sale or other liquidation of the Company), then the “Excess Loss” (as defined below) allocated to the Objecting Party shall reduce on a dollar for dollar basis the amount of the Capital Contribution otherwise distributable to such Member pursuant to Section 13.2 and such amount shall instead be distributed to the Electing Member.  For purposes of this Section 5.8, “Excess Loss” equals the amount of Losses allocated to the Objecting Party pursuant to this Section 5.8 in excess of the amount of Losses that would have been allocated to such Member in accordance with its Percentage Interest and not offset by allocations of Profits (on an 80-20 basis) pursuant to this Section 5.8.  An example of such allocations of Profits and Losses is set forth on Exhibit C.

(b)                                 If there are three consecutive quarters of Losses totaling $1,500,000 then either MGP or ICPH shall have the absolute right to cause the Company to shut down the Plant, with neither Member having the right to continue operating the plant.

(c)                                  Notwithstanding the provisions of Section 5.8(a):

(i)                                     if Net Working Capital drops below $2,500,000, either Member shall have the right to cause the Company to shut down the Plant; and

(ii)                                  if the Company is in default of the Loan Agreement for failure to pay principal or interest for two months, ICPH may elect to cause the Company to shut down the Plant.

5.9                           Indemnification of Advisors, Officers and Members.

(a)                                  To the fullest extent permitted by law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of any Property) shall indemnify, save harmless, and pay all expenses, costs, or liabilities of or judgments, fines, and claims against each Advisor and officer relating to any liability or damage incurred by reason of such Advisor or officer being an Advisor or officer or any act performed or omitted to be performed by such Advisor or officer in connection with the business of the Company, including attorneys’ fees incurred by such Advisor or officer in connection with the defense of any such action (whether pursuant to a direct suit or derivative suit), including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended).  Furthermore, the Company shall make advances for expenses to such Advisor or officer with respect to the matters described in this Section 5.9(a) to the maximum extent permitted by law.

(b)                                 To the fullest extent permitted by law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify and hold harmless, to the maximum extent permitted by law, each Member from and against any and all liabilities, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury under any theory or for real or personal property damage), liens, taxes, damages (including, without limitation, punitive damages), penalties, fines, investigation and remediation costs, and any other costs and reasonable expenses (including, without limitation, reasonable attorneys’, experts’, and consultants’ fees) imposed upon or incurred by any Member (whether or not indemnified against by any other party) arising directly or indirectly out of:

(i)                                     the past, present, or future treatment, storage, disposal, arrangement for disposal, generation, use, presence, release or threatened release of any Hazardous Substances at or from any past, present, or future properties or assets of the Company, including, but not limited to, actions brought under the Comprehensive Environmental Response Compensation and Liability Act; and/or

(ii)                                  the violation or alleged violation by the Company or any third party of any Environmental Laws;

provided, however, that MGPI shall not be entitled to any indemnification under this Section  5.9(b) to the extent that MGPI is obligated to indemnify, or is otherwise liable to, the Company or ICPH under the Contribution Agreement or the LLC Interest Purchase Agreement, as applicable.

(c)                                  The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of each Member if, for the benefit of the Company, it makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and the Member suffers any financial loss as the result of such action.

(d)                                 Notwithstanding the provisions of paragraphs (a)-(c) above, no Member, Advisor, or officer of the Company, or officer, director or shareholder of the any Member be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence, or intentional breach of this Agreement.

(e)                                  Notwithstanding anything to the contrary in any of paragraphs (a)-(c) above, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

5.10                    Compensation and Loans.

(a)                                  Compensation and Reimbursement.  Except as otherwise provided in this Section 5.10 and except for compensation approved by the Board for any Member or Advisor who is employed by the Company, no Member or Advisor shall receive any salary, fee, or draw for services rendered to or on behalf of the Company, nor shall any Member be reimbursed for any expenses incurred by such Member on behalf of the Company.

(b)                                 Expenses.  Each Member and Advisor may charge the Company for any direct expenses reasonably incurred in connection with the Company’s business.  Any duty or obligation imposed upon a Member or an Advisor under this Agreement shall be performed at the Company’s expense, and no Member or Advisor shall have a duty or obligation to act if the Company does not have adequate funds to pay any expense associated with such act.

(c)                                  Loans. Subject to Section 5.2(a)(ii), any Person may, with the consent of a Majority in Interest, lend or advance money to the Company.  If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company.  The amount of any such loan or advance by a lending Member shall be repayable out of the Company’s cash and shall bear interest at such rate as the Board and the lending Member shall agree but not in excess of the maximum rate permitted by law.  Except as contemplated by the Loan Documents (as the same may be amended from time to time), none of the Members shall be obligated to make any loan or advance to, or on behalf of, the Company.

5.11                    Issuance of Additional Interests in Company.

(a)                                  If the Board shall determine that the Company needs funds which cannot be borrowed from a third-party lender on reasonable terms, any Member may make an additional Capital Contribution to the Company in exchange for the issuance of additional Interests and/or, subject the final approval of a Supermajority in Interest as required by Section 5.2(a)(xii), the Board may seek additional investors in the Company.  Any such additional Capital Contributions shall be made in accordance with Section 2.3.

(b)                                 If the Company issues and sells additional Interests or a new class of interests in the Company pursuant to this Section 5.11, the Company shall first offer to sell said additional Interests or new class of interests to the then Members, who shall have the preemptive right, for a period of ten (10) days following such offer, to subscribe for and to purchase at the price fixed therefor up to an amount of said additional Interests or said new interests in the Company (in such minimum increments as the Board may require) which will allow, as nearly as practicable as determined by the Board, each then Member to retain, in the aggregate with respect to all Interests and the new class of interests in the Company, if any, held by it, the same Percentage Interest as such Member has immediately before the issuance of such additional Interests or said new class of interests in the Company.

(c)                                  Each Person purchasing any additional Interest or new class of interest in the Company pursuant to this Section 5.11 who is not a member of the Company immediately prior to such purchase shall be deemed admitted to the Company as a Member upon the consent of a Supermajority in Interest and shall be subject to and bound by this Agreement as if it were an original party hereto.  No further action or consent of any other Member shall be required for the admission of a Member pursuant to this Section 5.11, and each Person who is or shall become a Member hereby consents to each and every admission to the Company pursuant to this Section 5.11.

5.12                    Tax Matters Member.  ICPH is authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law.

Article VI

ROLE OF ADVISORY BOARD

6.1                           Creation of Advisory Board.

(a)                                  The Company shall have a Board of Advisors (the members of such Board referred to herein as “Advisors”) to advise and consult with the Members or to act on behalf of the Members as expressly permitted by this Agreement or a subsequent resolution of the Members.  The Board shall assist and make recommendations to the Members with respect all aspects of the business and affairs of the Company, including without limitation, the following matters:

(i)                                     strategic business planning;

(ii)                                  investment activities, including private equity and venture capital investments;

(iii)                               major acquisitions or dispositions;

(iv)                              implementation of best practices in effecting the Company’s business and operating strategies;

(v)                                 providing management performance assessments and recommendations; and

(vi)                              assisting in resolving and mediating differences that may, from time to time, arise with respect to the philosophy, policies (including, without limitation, distribution and redemption policies) and interests of the Members (including, without limitation, the valuation of Interests), and the performance of the Company’s officers.

(b)                                 Except as otherwise expressly set forth in this Agreement, the decisions of the Board shall be advisory only, and no decision of the Board shall bind or control the authority of the Members in the management and control of the Company.  Notwithstanding the foregoing limitation, it is the intent of the Members that Board recommendations be seriously and prudently considered by the Members and the officers of the Company in carrying out their respective responsibilities on behalf of the Company and the Members.

6.2                           Appointment of Advisors.

(a)                                  At all times prior to ICPH exercising its purchase rights pursuant to the ICPH Option, the Board shall be comprised of six (6) Advisors as follows: (i) MGPI shall have the sole right to designate one-half of the Advisors to the Board; and (i) ICPH shall have the sole right to designate one-half of the Advisors to the Board.

(b)                                 At all times after ICPH exercises its purchase rights pursuant to the ICPH Option, the Board shall be comprised of six Advisors as follows: (i) MGPI shall have the sole right to designate two Advisors to the Board; and (i) ICPH shall have the sole right to designate four Advisors to the Board.

(c)                                  The initial MGPI designees to the Board shall be Timothy W. Newkirk, John Speirs and Randy Schrick.  The initial ICPH designees to the Board shall be Peter Coxon, Evan Behrens and Timothy Power.

(d)                                 Advisors designated to serve on the Board may only be removed (with or without cause) by the Member having the right to designate such Advisors, and any vacancy caused by the death or resignation or removal from the Board of any Advisor shall be filled by only the Member who designated the Advisor creating such vacancy.

(e)                                  Each Advisor shall be required, as a condition of service on the Board, to execute and deliver a confidentiality agreement in form and substance consistent with Section  7.3, respecting the maintenance of the Company’s confidential information and trade secrets.

6.3                           Board Meetings.

(a)                                  Regular meetings of the Advisors shall be held on a quarterly basis or more frequently as determined by the Board.  In addition, any Advisor may call a meeting of the Board upon at least 5 days’ Notice to the other Advisors.  A written waiver of such notice, signed by each Advisor entitled to notice, whether before or after the date stated therein, shall be deemed equivalent to notice; provided that neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Advisors need be specified in such written waiver of notice.  Attendance of an Advisor at a meeting also shall constitute a waiver of notice of such meeting. Meetings of the Board shall be held at the principal offices of the Company as set forth in Section 1.4 hereof, or at such other place as shall be designated from time to time by the Advisor calling the meeting.  At any meeting, any Advisor may participate by telephone or similar communication equipment, provided that the Advisors participating in such meeting can hear each other.  Meetings shall be held in accordance with a schedule established by the Chairman of the Advisory Board.

(b)                                 No action may be taken at a meeting of the Board unless a quorum is present. A quorum shall consist of at least a majority of the total number of Advisors then in office; provided that such majority present includes at least one Advisor appointed by MGPI and at least one Advisor appointed by ICPH.  Notwithstanding the foregoing, the requirement for the presence of at least one Advisor appointed by each Member shall not apply to a meeting for which notice is given pursuant to Section 6.3(a) unless the absence of all such Advisors appointed by a Member is due to unavoidable circumstances as determined by a majority of the total number of Advisors then sitting on the Board in their reasonable discretion.  Each Advisor shall be entitled to cast one vote with respect to any decision requiring the approval of the Board.  All actions by the Board must be approved by a majority of the total number of Advisors then sitting on the Board.

(c)                                  Any action requiring the approval of the Board may be taken in any manner convenient to the Board (including by meetings in person, telephonic and video conference meetings, votes by electronic mail or other electronic means or by written consent), so long as (i) such action is taken or approved by a majority of the total number of the Advisors then in office and (ii) each Advisor is provided with reasonable prior notice of any such proposed action or meeting.  Minutes or comparable written records of all Board meetings or actions shall be maintained by the Company at the direction of the Board.

6.4                           Governance of Advisory Board.  The Board shall establish procedures for (i) the purposes of conducting the business of the Board, including the appointment of a chairman, (ii) recommendations in connection with the appointment and/or filling of vacancies, and (iii) the general governance of its affairs.  The failure to establish any such procedures shall not affect the validity of any action taken by the Board in accordance with this Agreement.

Article VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1                           In General.  As of the date hereof, each of the Members hereby makes each of the representations, warranties and covenants applicable to such Member as set forth in Article VII to each other Member and to the Company, and all of which shall survive the execution of this Agreement.

7.2                           Representations and Warranties.  Each Member hereby represents and warrants that:

(a)                                  Due Incorporation or Formation; Authorization of Agreement.  If such Member is a corporation, a limited liability company or a partnership, it is duly organized or duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has the corporate, limited liability company or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Member has the individual, corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or partnership action.  This Agreement constitutes the legal, valid, and binding obligation of such Member.

(b)                                 No Conflict With Restrictions; No Default.  Neither the execution, delivery and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, articles of organization, operating agreement or partnership agreement of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Member is a party or by which such Member is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member.

(c)                                  Governmental Authorizations.  Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this Agreement.

(d)                                 Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member has not received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)                                  Investigation.  Such Member is acquiring its Interest in the Company based upon its own investigation and, in the case of ICPH, in reliance on the representations, warranties and covenants of MGPI set forth in the Contribution Agreement and the LLC Interest Purchase Agreement, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise and, in the case of ICPH, the representations, warranties and covenants of MGPI set forth in the Contribution Agreement and the LLC Interest Purchase Agreement.  Such Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.  Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest in the Company.

7.3                           Confidentiality.  Each Member hereby agrees to keep confidential all non-public proprietary information of the Company (“Confidential Information”) including financial information, customer lists, supplier lists, budgets, concepts, ideas, projects and proposals, and any and all other intellectual property or trade secrets of the Company.  Each Member shall hold Confidential Information in confidence and protect it with the same degree of care with which it protects its own information of like importance but in no event less than reasonable care.  Notwithstanding the foregoing, the restrictions contained in this Section 7.3 shall not apply to any information that: (a) is now, or subsequently becomes, publicly available other than as the result of an unauthorized disclosure by such Member or any of its employees or agents; (b) was known to such Member or any of its employees or agents and was legitimately in such party’s possession, without any prior obligation to the Company to keep such information confidential, prior to such Member obtaining such information in its capacity as a Member; (c) such Member or any of its employees or agents receives from a third party having legitimate possession of such information and who is not under any obligation to keep such information confidential; or (d) such Member or any of its employees or agents independently acquires or develops without use of any information obtained by such Member in its capacity as a Member.

7.4                           Nonsolicitation.  Each Member hereby agrees as follows:

(a)                                  While a Member and for a period of two years thereafter, such Member shall not, directly or indirectly, and shall cause any of his or her Affiliates not to: (i) induce or attempt to induce any employee of the Company and its Subsidiaries to leave such employment; or (ii) induce or attempt to induce any customer, supplier, vendor, licensee, distributor, contractor, or other business relation of the Company and its Subsidiaries to cease doing business with, or materially and adversely alter its business relationship with, the Company and its Subsidiaries; provided, however, that general advertising or other recruiting efforts not specifically targeting such persons shall not be deemed to be a breach of the restrictions set forth in this paragraph.

(b)                                 While a Member and for a period of two years thereafter, such Member shall not make or solicit, or encourage others to make or solicit, directly or indirectly, any derogatory or negative statement or communication about the Company and its Subsidiaries or their businesses, services, or activities; provided, however, that such restriction shall not prohibit truthful testimony compelled by legal process.  Notwithstanding anything herein to the contrary, nothing in this paragraph (b) shall prevent any Member from exercising such Member’s authority, or enforcing such Member’s rights or remedies, under this Agreement, under any other contract, or applicable law.

(c)                                  The provisions of this Section shall be in addition to and not in lieu of the provisions of any other written agreement between the Company or its Subsidiaries and any Member.

Article VIII

BOOKS AND RECORDS

8.1                           Books and Records.  The Company shall maintain at its principal place of business separate books of accounts for the Company which shall show a true and accurate record of all costs and expenses incurred, all changes made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  The Company shall also maintain at its principal place of business such books and records as may be required under the Act.  The Company shall use either the cash or accrual method of accounting (as determined by the Board) in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly.  Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy (at such Member’s expense) the contents of such books or records.

8.2                           Reports.

(a)                                  In General.  The Chief Financial Officer, or, in the absence of a Chief Financial Officer, the Board, shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s attorneys and accountants.

(b)                                 Annual Reports.  Within ninety (90) days after the end of each Fiscal Year and at such time as distributions are made to the Members pursuant to Section 13.2 hereof following the occurrence of a Liquidating Event, the Chief Financial Officer, or, in the absence of a Chief Financial Officer, the Board, shall cause to be prepared and each Member to be furnished with financial statements, audited or unaudited as determined by the Board, prepared in all material respects on an accrual income tax basis, and, to the extent inconsistent therewith, in accordance with this Agreement, including the following:

(i)                                     A copy of the balance sheet of the Company as of the last day of such Fiscal Year;

(ii)                                  A statement of income or loss for the Company for such Fiscal Year;

(iii)                               A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year; and

(iv)                              A statement of the Company’s Net Cash Flow for such Fiscal Year.

(c)                                  Quarterly Reports.  Within thirty (30) days after the completion of each fiscal quarter, the Chief Financial Officer, or, in the absence of a Chief Financial Officer, the Board, shall cause the Company’s regularly prepared unaudited financial statements to be distributed to the Members.

(d)                                 Monthly Reports.  Within fifteen (15) days after the completion of each calendar month, the Chief Financial Officer, or, in the absence of a Chief Financial Officer, the Board, shall cause the Company’s regularly prepared unaudited financial statements to be distributed to the Members.

8.3                           Tax Information.  Necessary tax information shall be delivered to each Member after the end of each Fiscal Year of the Company together with the annual reports described in Section 8.2(b) hereof.

Article IX

AMENDMENTS

9.1                           Amendments.

(a)                                  Amendments to this Agreement may be proposed by Members holding ten percent (10%) or more of the Interests.  Following such proposal, the Secretary, or, in the absence of a Secretary, the Board, shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Secretary, or in the absence of a Secretary, the Board shall include in any such submission a recommendation as to the proposed amendment.  The Members shall vote on the proposed amendment by written consent or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a Supermajority in Interest.

(b)                                 Notwithstanding Section 9.1(a) hereof, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would  (i) modify the limited liability of a Member, (ii) alter in a manner disproportionate to the other Members and such Member’s Percentage Interest the interest of a Member in Profits, Losses, Net Cash Flow, other items, or any Company distribution, except upon the sale of additional Interests, or (iii) reduce the percentage of Members or Advisors required to approve, or consent to, any action to be taken by the Members or Advisors on behalf of the Company.

Article X

TRANSFERS OF INTERESTS

10.1                    Restriction on Transfers.  Except as otherwise permitted by this Agreement, no Member or Interest Holder shall Transfer all or any portion of its Interests without the consent of a Supermajority in Interest.  In the event that any Member or Interest Holder shall Transfer any of its Interests, any such transfer, pledge, hypothecation, collateral assignment or encumbrance may only be made pursuant to the foregoing consent requirement and to an agreement that requires the transferee, pledgee or secured party to be bound by all of the terms and conditions of this Article X, and regardless of whether such an agreement is executed, the transferee, pledgee or secured party shall, in fact, be bound by all of the terms and conditions of this Article X.

10.2                    Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 10.3 hereof and below in this Section 10.2, a Member may at any time Transfer all or any portion of its Interests to (a) any other Member, (b) any member of the transferor’s Family,

(c) any Affiliate of the transferor, including any equity owner of the transferor, (d) the transferor’s administrator or trustee to whom such Interests are transferred involuntarily by operation of law, (e) in the case of a transferor which is a trust or estate, any beneficiary of such transferor trust or estate or any trust for the exclusive benefit of one or more of the beneficiaries of the transferor trust or estate or of members of any such beneficiary’s Family, (f) subject to compliance with Section 10.1, any purchaser approved by a Supermajority in Interest or (g) a pledge to a commercially acceptable lender providing financing to a Member, but any foreclosure of such pledge shall be treated as an Involuntary Transfer.  Any Transfer permitted by this Section 10.2 is referred to in this Agreement as a “Permitted Transfer”.  ICPH acknowledges that MGPI has pledged, or contemporaneously with the execution of this Agreement will pledge, its Interest to Wells Fargo Bank, National Association.

10.3                    Conditions to Permitted Transfers.  A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until each of the following conditions is satisfied or is waived by the Board:

(a)                                  Except in the case of a Transfer of Interests involuntarily by operation of law (an “Involuntary Transfer”), the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article X.  In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company and shall be subject to the purchase rights set forth in Section 10.4.  In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer, including any and all accounting and other expenses incurred as a result of adjustments to basis of the Company’s assets pursuant to Code Section 743(b).

(b)                                 Except in the case of an Involuntary Transfer, the transferor shall furnish to the Company an opinion of counsel, which counsel and opinion shall be satisfactory to the Company, that the Transfer will not cause the Company to terminate for federal income tax purposes and that such Transfer will not cause the application of the rules of Code Sections 168(g)(1)(B) and 168(h) (generally referred to as the “tax exempt entity leasing rules”) or similar rules to apply to the Company, the Property, or the Members.

(c)                                  The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interests until it has received such information.

(d)                                 Except in the case of an Involuntary Transfer, either (a) such Interests shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

10.4                    Involuntary Transfer — Purchase Rights.

(a)                                  Upon an Involuntary Transfer, a Majority in Interest (determined by excluding any affected Member) may, but is not required to, elect to cause the Company to purchase such Member’s Interest as provided in this Section 10.4 by providing written notice to the withdrawing Member or such withdrawing Member’s successors or personal representative (the “Withdrawing Member”).  Such notice shall be given to the Withdrawing Member within ninety (90) days following the date of the Event of Withdrawal (the “Valuation Date”).  The purchase price for any Interest to be purchased by the Company pursuant to this Section 10.4 shall be the fair market value of such Interest as agreed to among the Members, including the Withdrawing Member, or otherwise determined in accordance with this Section 10.4.

(b)                                 If the Members cannot agree upon a fair market value, the value shall be determined by an appraiser (the “Appraiser”) agreed to by the Members (including the Withdrawing Member).  If the Members (including the Withdrawing Member) cannot agree as to an Appraiser, then the non-withdrawing Member shall select one appraiser, the Withdrawing Member shall select one appraiser, and a third shall be selected by the first two appraisers chosen.  The decision of a majority of the appraisers shall be binding on al the parties and such majority of the appraisers shall be deemed to be the “Appraiser” for purposes of this Section 10.4.  The fair market value of the Interest to be purchased shall be equal to the amount, if any, that the Withdrawing Member would receive if the Property (including the non-liquid assets, valued at their Market Value (hereinafter defined)) were sold as of the Valuation Date, the Company was dissolved and the proceeds from the hypothetical sale of the Property as of the Valuation Date were distributed to the Members in accordance with Section 13.2; provided, however, that the Members shall estimate for purposes of such calculation the reasonable selling and liquidation expenses and, except to the extent otherwise taken into account in determining the Market Value of non-liquid assets under Section 10.4(c), all Company debts, liabilities and obligations as of such date.

(c)                                  For purposes of this Section 10.4, the “Market Value” of the non-liquid assets of the Company shall mean the gross fair market value thereof as determined by the Appraiser.  If appraisal of any real property of the Company will be necessary, the Appraiser shall be an M.A.I. member of the American Institute of Real Estate Appraisers or an S.R.A. member of the Society of Real Estate Appraisers (or any successor association or body of comparable standing if neither of such associations is then in existence).

(d)                                 Within fifteen (15) days after the Market Value of the non-liquid assets is determined, the Company shall give notice to the Withdrawing Member and the other Members as to the purchase price of the Withdrawing Member’s Interest.  A Majority in Interest (determined by excluding the Withdrawing Member) shall then have the option (i) to not cause the Company to purchase the Withdrawing Member’s Interest, in which event the Withdrawing Member shall have only the rights described in Section 10.7 of a Person who acquired one or more Interests but who is not admitted as a Substitute Member, or (ii) to have the Company purchase the Interest, and if so, shall promptly set the date on which the closing of the purchase shall occur (the “Closing Date”), which date shall not be less than ten (10) days or more than thirty (30) days from the date the notice by the Company is given.  At the closing, the Withdrawing Member shall execute and deliver to the Company such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Company to effect the Transfer, as of the Valuation Date, of all the Withdrawing Member’s right, title and interest in the Company and its Property.   Unless otherwise agreed upon by the Company and the Withdrawing Member, the Company shall pay the purchase price to the Withdrawing Member as follows:

(i)                                     An amount equal to twenty percent (20%) of the purchase price shall be paid to the Withdrawing Member on the Closing Date by wire transfer of immediately available funds.

(ii)                                  The balance of the purchase price shall be evidenced by a promissory note, dated as of the Closing Date, from the Company to the Withdrawing Member providing for principal to be payable in 20 consecutive equal quarterly installments, commencing three (3) months from the Closing Date, and for accrued interest to be payable on each principal installment date.  The interest rate payable on the unpaid balance of the promissory note shall be adjusted annually and for any given period shall be an annual rate equal to the Prime Rate (as defined in the Term Loan Agreement)  in effect on the first banking day of such year plus one percent (1.0%).  Such promissory note shall be secured by the Interest acquired and shall also be due and payable in full upon the commencement of distributions upon the liquidation of the Company or the sale or other disposition of all or substantially all the Company’s assets.  The Company shall have the right to prepay the note, in whole or in part, from time to time, without penalty.

The purchase price shall be deemed a payment with respect to the Property under Section 736(b) of the Code to the extent of the Withdrawing Member’s Capital Account balance, and the remainder shall be deemed a distributive share under Section 736(a) of the Code.

(e)                                  The Company shall pay the fees and expenses of the Appraiser engaged pursuant to this Section 10.4, but the cost thereof shall not be taken into account by the Appraiser in determining the purchase price of the Withdrawing Member’s Interest.

(f)                                    The Company, by action of the Members, may assign its purchase rights hereunder to any Member or other Person.

10.5                    Drag Along Rights.

(a)                                  In the event of an Approved Sale (as defined below), each Member will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged and (ii) if the Approved Sale is structured as a sale of Interests, each Member will agree to sell his, her or its Interest on the terms and conditions of the Approved Sale.  Each Member will take all necessary and desirable actions as directed by the Board in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting indemnification rights; provided that any Member required to make indemnification payments in connection with any Approved Sale shall have a right to recover from the other Members to the extent that the amount required to be paid by such Member is disproportionate to the proportion of the total consideration received by all Members, compared to the consideration actually received by such Member.

(b)                                 Each Member will bear his, her or its pro rata share (based upon the number of Interests sold) of the reasonable costs of any sale of Interests pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Members and are not otherwise paid by the Company or the acquiring Person.  Costs incurred by any Member on his, her or its own behalf will not be considered costs of the Approved Sale.

(c)                                  For purposes of this Section 10.5, an “Approved Sale” means the sale of the Company, in a single transaction or a series of related transactions, to a third party (i) pursuant to which such third party proposes to acquire all of the outstanding Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Interests or otherwise) or all or substantially all of the assets of the Company, (ii) which has been approved by a Supermajority in Interest, and (iii) pursuant to which all Members will receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per Percentage Interest or, if any Members are given an option as to the form and amount of consideration to be received, all Members are given the same option.

10.6                    Prohibited Transfers.

(a)                                  Any purported Transfer of Interests that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Interests, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interests may have to the Company.

(b)                                 In the case of a Transfer or attempted Transfer of Interests that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.7                    Rights of Transferee or Assignees.  A Person who acquires one or more Interests but who is not admitted as a Substituted Member pursuant to Section 10.8 hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

10.8                    Admission of Substituted Members.  Subject to the other provisions of this Article X, a transferee of Interests may be admitted to the Company as a Substituted Member only upon satisfaction of the conditions set forth below in this Section 10.8:

(a)                                  A Majority in Interest other than the transferor Member consent to such admission, and the terms and conditions of such admission, which consent may be given or withheld in the sole and absolute discretion of the Members (e.g., such consent may be withheld unreasonably);

(b)                                 The Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(c)                                  The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Board may reasonably request, as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(d)                                 The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Interests;

(e)                                  The transferee of Interests (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Section 7.2, (ii) accept and adopt the terms and provisions of this Agreement, including this Article X, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Interests.  The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) those obligations or liabilities of the transferor Member based on events occurring, arising or existing prior to the date of Transfer, and (z) any Capital Contribution or other financing obligation (including any loan guarantees) of the transferor Member under this Agreement; and

(f)                                    If the transferee is not an individual of legal majority, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

10.9                    Distributions and Applications in Respect to Transferred Interests.  If any Interest is sold, assigned, or Transferred during any Fiscal Year in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the transfer the Company shall recognize such Transfer as the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such Interest was transferred and such other information as a Supermajority in Interest may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interest on the last day of the Fiscal Year during which the Transfer occurs.  Neither the Company nor the Members shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.9, whether or not any such Member or the Company has knowledge of any Transfer of ownership of any Interest.

10.10             Covenants.  Each Member hereby represents, covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Interests and will not in the future make a market in Interests, (ii) it will not Transfer its Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Interest through a matching service that is not approved in advance by the Company.  Each Member further agrees that it will not Transfer any Interest to any Person unless such Person agrees to be bound by this Section 10.10 and to Transfer such Interests only to Persons who agree to be similarly bound.

10.11             Co-Sale Rights.  No Member or Interest Holder may Transfer any Interest (or equivalents) for value to any third party (except through a sale pursuant to a public offering), unless each other Member or Interest Holder is offered a pro rata right (with respect to any Interests owned by such Member or Interest Holder individually at the time of such sale, on a fully diluted basis) on not less than twenty (20) days’ advance written notice to participate in any such sale for a purchase price per Interest and on other terms and conditions no less favorable to such other Members or Interest Holders than those applicable to the Member or Interest Holder originally proposing to Transfer its Interest.  In the event that the other Members or Interest Holders fail to respond to such notice within such time period, the Member or Interest Holder proposing to Transfer its Interest may proceed with such Transfer without regard to the Co-Sale Right in this Section 10.11 provided that such Transfer is otherwise in compliance with this Agreement.

Article XI

MEMBER EVENTS

11.1                    Certain Events.  Either Member may elect a remedy set forth in Section 11.2 if the Members are unable to agree on a material decision with respect to the Company within thirty (30) days of the request for a decision being raised.

11.2                    Remedies for Certain Events.  A Member may, within 90 days of becoming aware of the occurrence of the events specified in Section 11.1, give notice of the event to the other Member. The notice must specify one of the following alternative remedies (which are exclusive remedies):

(a)                                  Dissolution.  Dissolution of the Company in accordance with Article XIII.

(b)                                 Mandatory Buy-Sell.  Initiation of the sale of its Interests or the purchase of the other Member’s Interests by giving the notice specified in Section 11.4.

If both Members give notices within that time period, the notice given first prevails.

11.3                    Voluntary Buy-Sell.  At any time after the first anniversary of the date of this Agreement (but not earlier), if no prior notice under Section 11.2 has rightfully been given, either Member may give a written notice to the other offering to purchase the other Member’s Interest or sell its Interest to the other Member in accordance with Section 11.4.

11.4                    Buy-Sell Offers in General.  At any time after any of the events specified in Section 11.2(b) or Section 11.3, either Member (the “Offeror”) may give written notice (the “Offer”) to the other Member (the “Offeree”), stating that the Offeror offers unconditionally at the option of the Offeree both:

(a)                                  to purchase the entire Interest of the Offeree and

(b)                                 to sell the entire Interest of the Offeror to the Offeree,

in each case for a purchase price equal to the dollar amount which the Offeror would be willing to pay to the Company for all of the Company’s Property and the proceeds of such transaction were distributed pursuant to Section 13.2.  Notwithstanding anything else in this Article XI, in the event that ICPH is the Offeror within two (2) years after the Effective Date, the purchase price offered by ICPH shall not be less than the price per Percentage Interest that would be required for ICPH to exercise the ICPH Option.

11.5                    Terms of the Buy-Sell Offer.  The Offer will be irrevocable by the Offeror until the earlier of (a) the Buy-Sell Closing Date or (b) the date on which the Offeree elects to purchase the Offeror’s Interest pursuant to Section 11.6(a)(ii). The Offer will not have any other terms; provided, however, that the purchasing Member will undertake to (i) assume at the Buy-Sell Closing Date all known obligations of the selling Member to third parties in connection with the selling Member’s Interest (with a corresponding reduction in the purchase price) and (ii) use commercially reasonable efforts to obtain the release of the selling Member from known obligations between the date of the Offer and the Buy-Sell Closing Date.

11.6                    Offeree’s Response to Buy-Sell Offer.

(a)                                  Offeree’s Response. At any time during the 90 days following receipt of the Offer, the Offeree may give the Offeror a written notice electing either to:

(i)                                     sell the entire Interest of the Offeree to the Offeror, or

(ii)                                  buy the entire Interest of the Offeror,

in either case upon the terms in this Article XI and otherwise as set out in the Offer.

(b)                                 Effect of Offeree’s Failure to Respond. If the Offeree fails to give the notice within the 90-day period, then it will be conclusively deemed to have accepted the Offer of the Offeror to purchase the Offeree’s Member Interest pursuant to Section 11.4(a) in accordance with the terms of the Offer.

11.7                    Closing and Date of the Buy-Sell Closing.  The closing (the “Buy-Sell Closing”) of the purchase and sale pursuant to Section 11.4 shall take place on the 45th day following the date on which the Offer under Section 11.4 is received, or, if that day is not a Business Day, on the next following Business Day (the “Buy-Sell Closing Date”). The Buy-Sell Closing Date will be extended to the extent necessary for either Member to secure any required governmental approval or consent to a date five Business Days following such approval or consent so long as that Member is using commercially reasonable efforts to pursue the approval or consent and every 30 days during the extension delivers to the other Member a certificate that approval is being so pursued. For purposes of this provision, “governmental approval or consent” includes expiration of the Hart-Scott-Rodino waiting period and similar merger control provisions that do not constitute formal approvals or consents. The Buy-Sell Closing will take place at 11:00 AM local time on the Buy-Sell Closing Date at the offices of the lawyers for the Company (or, if there are none, at the offices of the lawyers for the purchasing Member).  At the Buy-Sell Closing, the purchasing Member will pay the purchase price for the selling Member’s Member Interest in immediately available funds, and the selling Member will deliver the an assignment document with respect to the transferred Interests, free and clear of all liens an encumbrances.

Article XII

POWER OF ATTORNEY

12.1                    Board as Attorney-In-Fact.  Each Member hereby makes, constitutes, and appoints the Board, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all certificates of formation, amended name or similar certificates, and other articles, certificates and instruments (including counterparts of this Agreement) which the Board may deem necessary or appropriate to be filed by the Company under the laws of the State of Delaware or any other state or jurisdiction in which the Company is doing or intends to do business and which do not require the specific consent or appropriate vote of the Members; (b) any and all amendments or changes to this

Agreement and the instruments described in (a), as now or hereafter amended, which the Board may deem necessary or appropriate to effect a change or modification of the Company in accordance with the terms of this Agreement, including amendments or changes to reflect (i) the exercise by the Board of any power granted to it under this Agreement and which does not require the specific consent or appropriate vote of the Members; and (ii) any amendments adopted by the Members in accordance with the terms of this Agreement; (c) all certificates of cancellation and other instruments which the Board may deem necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or appropriate by the Board to carry out fully the provisions of this Agreement in accordance with its terms.  Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

12.2                    Nature as Special Power.  The power of attorney granted pursuant to this Article XII:

(a)                                  Is a special power of attorney coupled with an interest and is irrevocable;

(b)                                 May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c)                                  Shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its Interests (which assignment, the Member, acknowledge and agree, is prohibited under this Agreement).

Article XIII

DISSOLUTION, WINDING UP AND SALE OF BUSINESS

13.1                    Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)                                  The sale of all or substantially all of the Property;

(b)                                 Unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

(c)                                  At any time that the Company does not then consist of at least one (1) Member;

(d)                                 A demand pursuant to Section 11.2; or

(e)                                  The happening of any other event that makes it unlawful, impossible or impractical to carry on the business of the Company.

Subject to paragraph (c) above, the death, retirement, resignation, withdrawal, expulsion, dissolution, bankruptcy or any other event causing the withdrawal with respect to any Member shall not cause the dissolution of the Company, but rather the Company shall continue its business notwithstanding any such occurrence with respect to a Member.  The Members hereby agree that any Member who withdraws from the Company shall not be entitled to receive any distribution of cash or Property from the Company as a result or consequence of such withdrawal, but rather shall be entitled only to such allocations and distributions with respect to its Interests as are specifically provided for in this Agreement and shall be treated as a transferee of Interests who has not been admitted as a Member.

13.2                    Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Company’s Property has been distributed pursuant to this Section 13.2 and the Certificate has been cancelled in accordance with the Act.  The Board shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and Property, shall cause the Company’s Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

(a)                                  First, to the payment and discharge of all of the Company’s debts and liabilities to creditors, to the extent of the Company’s liability therefor;

(b)                                 Second, subject to Section 5.8(a) if applicable pro rata to the Members in proportion to their respective unreturned Capital Contributions and Interest Holders in the amounts equal to their then unreturned Capital Contributions; and

(c)                                  Third, the remaining balance, if any, to the Members and Interest Holders, pro rata in proportion to their respective Percentage Interests.

13.3                    Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.  In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a)  distributions shall be made pursuant to this Article XIII to the Members and Interest Holders in accordance with Section 13.2 (or, if applicable, Section  13.6), except that (b) if any Member or Interest Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member or Interest Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.  In the discretion of the Board, a pro rata portion of the distributions that would otherwise be made to the Members and Interest Holders pursuant to this Article XIII may be:

(a)                                  distributed to a trust established for the benefit of the Members and Interest Holders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members and Interest Holders from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.2 (or, if applicable, Section  13.6); or

(b)                                 withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members and Interest Holders as soon as practicable in accordance with Section 13.2 (or, if applicable, Section  13.6).

13.4                    Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article XIII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have distributed the Property in kind to the Members and Interest Holders, who shall be deemed to have assumed and taken subject to all Company liabilities, all in accordance with their respective Percentage Interests.  Immediately thereafter, the Members and Interest Holders shall be deemed to have recontributed the Property in kind to the Company, which shall be deemed to have assumed and taken subject to all such liabilities.

13.5                    Rights of Members.  Except as otherwise provided in this Agreement, (a) each Member and other Interest Holder shall look solely to the assets of the Company for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company, and (b) no Member or Interest Holder shall have priority over any other Member or Interest Holder as to the return of its Capital Contributions, distributions, or allocations.  If the assets of the Company remaining after payment or discharge of the debts and liabilities of the Company are insufficient to return such Capital Contribution, the Members and Interest Holders shall have no recourse against the Company, the Board or any other Member.

13.6                    Sale of the Business.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company is sold to a bona fide third party purchaser, whether by a sale of assets, membership interests or otherwise (a “Sale of the Business”), on or before the first anniversary of the date of this Agreement, the following provisions shall apply:

(i)                                     if the aggregate sales price received by the Company (or the Members in the event of a sale of membership interests) (the “Sales Price”) is equal to the

Base Amount or less, the sales proceeds shall be distributed to the Members in the same manner as set forth in Section 13.2; and

(ii)                                  if the Sales Price is greater than the Base Amount, (A) an amount equal to the Base Amount shall be distributed to the Members in the same manner as set forth in Section 13.2, (B) MGPI shall first receive a disproportionate distribution equal to 15% of any amounts above the Base Amount up to $50,000,000 (the “First Overage”), with the remaining 85% of the First Overage being distributed to the Members in the same manner as set forth in Section 13.2; and (ii) MGPI shall first receive a disproportionate distribution equal to 20% any amounts in excess of the First Overage (the “Second Overage”), with the remaining 80% of the Second Overage being distributed to the Members in the same manner as set forth in Section 13.2.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, in the event of a Sale of the Business after the first anniversary but on or before the second anniversary of the date of this Agreement, the formulae above will remain the same, provided, however, that MGPI shall receive as a disproportionate distribution (i) 7.5% of the First Overage (instead of 15%) and (ii) 10% of the Second Overage (instead of 20%).

(c)                                  For the purposes of this Section 13.6:

(i)                                     “Additional Capital Investment” means all additional equity capital contributions and total capital expenditures made by the Members to or on behalf of the Company; and

(ii)                                  “Base Amount” means (x) $50,000,000 plus (y) the product of the Additional Capital Investment multiplied by the sum of one plus (A) the Prime Rate plus 8% or (B) 12%, whichever is greater.  The Prime Rate shall be the average prime rate as published in the Wall Street Journal from the date of such Capital Contribution or capital expenditure investment through the date of the Sale of the Business.

Article XIV

MISCELLANEOUS

14.1                    Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by mail or by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimilied communication sent by or by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company:

(a)                                  If to the Company, to the address set forth in Section 1.4 hereof; and

(b)                                 If to a Member, to the address set forth below its name in Exhibit A hereof.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered.

14.2                    Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.3                    Construction.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.  The words “includes” and “including” are used as words of illustration and not limitation.  Each reference to an specified or defined agreement shall be to the specified or defined agreement as in effect at the relevant time, taking into account all prior amendments to the specified or defined agreement.

14.4                    Time.  Time is of the essence with respect to this Agreement.

14.5                    Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

14.6                    Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

14.7                    Incorporation by Reference.  Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.8                    Further Action.  Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

14.9                    Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

14.10             Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members and Interest Holders.

14.11             Waiver of Action for Partition; No Bill for Company Accounting.  Each of the Members irrevocably waives any right that he may have to maintain any action for partition with respect to any of the Property.  To the fullest extent permitted by law, each Member covenants that it will not (except with the consent of the Board) file a bill for Company accounting.

14.12             Counterpart Execution.  This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.13             Electronic Signatures.  Facsimile and emailed signatures of the Members and Interest Holders shall be treated as originals for all purposes of this Agreement.

14.14             Specific Performance.  The Company and each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event.  Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

14.15             Dispute Resolution; Jurisdiction.  In the event of any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof the parties shall meet in a good faith attempt to resolve such matter or matters.  If such meeting does not result in resolution, any party may pursue any rights available to it in the federal or state courts sitting in, or exercising jurisdiction over, the City of Chicago, Illinois, and each Member hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each Member hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 14.15, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.  Each Member hereto waives all personal service of any and all process upon such Member related to this Agreement and consents that all service of process upon such Member shall be made by hand delivery, certified mail or confirmed telecopy directed to such Member at the address specified in Section 14.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Agreement as of the day first above set forth.

MEMBERS

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President and CEO

Illinois Corn Processing Holdings LLC

By:	/s/ Peter Coxon
Peter Coxon, President

EXHIBIT A

CAPITAL ACCOUNTS

Name and Address	Capital Contribution	Initial Capital Account	Percentage Interest
MGP Ingredients, Inc. 100 Commercial Street Atchison, Kansas 66002-0130	50% of the Plant pursuant to the Contribution Agreement	$15,000,000	50%

Illinois Corn Processing Holdings LLC 11200 Richmond Ave., Suite 400 Houston, Texas 77082	50% of the Plant pursuant to acquisition of Interests from MGPI pursuant to the LLC Interest Purchase Agreement	$15,00,000	50%
Totals		$30,000,000	100%

EXHIBIT B

TAX EXHIBIT

B.1                             Definitions.  As used in this Exhibit B, the following terms shall have the following meanings:

(a)                                  “Adjusted Capital Account Deficit” means, with respect to any Member or Interest Holder, the deficit balance, if any, in such Member’s or Interest Holder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)                                     Credit to such Capital Account any amounts which such Member or Interest Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                  Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(b)                                 “Company Minimum Gain” has the meaning set forth in Sections  1.704-2(b)(2) and 1.704-2(d) of the Regulations for “partnership minimum gain”.

(c)                                  “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Majority in Interest.

(d)                                 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any non-cash asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and a Supermajority in Interest, excluding the Interest of the contributing Member;

(ii)                                  The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Majority in Interest, as of the following times:  (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member or Interest Holder of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if a Supermajority in Interest reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members and Interest Holders in the Company;

(iii)                               The Gross Asset Value of any Company asset distributed to any Member or Interest Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and a Supermajority in Interest; and

(iv)                              The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections B.1(j)(vi) and B.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section B.1(d)(iv) to the extent a Supermajority in Interest determines that an adjustment pursuant to Section B.1(d)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section B.1(d)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section B.1(d)(i), Section B.1(d)(ii), or Section B.1(d)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(e)                                  “Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations for “Partner nonrecourse debt”.

(f)                                    “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(g)                                 “Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(h)                                 “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

(i)                                     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

(j)                                     “Profits” and “Losses” for each Fiscal Year mean an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)                                     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section B.1(j) shall be added to such taxable income or loss;

(ii)                                  Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section B.1(j) shall be subtracted from such taxable income or loss;

(iii)                               In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section B.1(d)(ii) or Section B.1(d)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                              Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)                                 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with Section B.1(c) hereof;

(vi)                              To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s or Interest Holder’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)                           Notwithstanding any other provision of this Section B.1(j), any items which are specially allocated pursuant to Section B.3 and Section B.4 hereof shall not be taken into account in computing Profits or Losses.

(k)                                  “Regulatory Allocations” has the meaning set forth in Section B.4 hereof.

B.2                             Capital Accounts.  A Capital Account shall be maintained for each Member or Interest Holder in accordance with the following provisions:

(a)                                  To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section B.3 or Section B.4 hereof, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(b)                                 To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section B.3 or Section B.4 hereof, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(c)                                  In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d)                                 In determining the amount of any liability for purposes of Sections B.2(a) and B.2(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Majority in Interest shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or an Interest Holder or Member), are computed in order to comply with such Regulations, the Majority in Interest may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 13 of the Agreement upon the dissolution of the Company.  The Majority in Interest also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members or Interest Holders and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

B.3                             Special Allocations.  The following special allocations shall be made in the following order:

(a)                                  Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of Section 3 of the Agreement or this Exhibit B, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member or Interest Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Interest Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section B.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)                                 Member Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of Section 3 of the Agreement or this Exhibit B, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Interest Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section B.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)                                  Qualified Income Offset.  In the event any Member or Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member or Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member or Interest Holder as quickly as possible, provided that an allocation pursuant to this Section B.3(c) shall be made only if and to the extent that such Member or Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 3 of the Agreement or this Exhibit B have been tentatively made as if this Section B.3(c) were not in the Agreement.

(d)                                 Gross Income Allocation.  In the event any Member or Interest Holder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member or Interest Holder is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member or Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member or Interest Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B.3(d) shall be made only if and to the extent that such Member or Interest Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 3 of the Agreement or this Tax Exhibit have been made as if Section B.3(c) hereof and this Section B.3(d) were not in the Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members or Interest Holders in proportion to their respective Percentage Interests.

(f)                                    Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member or Interest Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)                                 Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to an Interest Holder or Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members or Interest Holders in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member or Interest Holder to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.  The Company shall make a Section 754 election in connection with the purchase of Interests by ICPH pursuant to the LLC Interest Purchase Agreement.

(h)                                 Loss Limitation.  Losses allocated pursuant to Section 3.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Interest Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal year.  In the event some but not all of the Interest Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2 hereof, the limitation set forth in this Section B.3(h) shall be applied on an Interest Holder by Interest Holder basis and Losses not allocable to any Interest Holder as a result of such limitation shall be allocated to the other Interest Holders in accordance with the positive balances in such Interest Holder’s Capital Accounts so as to allocate the maximum permissible Losses to each Interest Holder under Regulations Section 1.704-1(b)(2)(ii)(d)

B.4                             Curative Allocations.  The allocations set forth in Sections B.3(a), B.3(b), B.3(c), B.3(d), B.3(e), B.3(f) and B.3(g) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section B.4.  Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations), the Majority in Interest shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1 and 3.2 of the Agreement.  In exercising its discretion under this Section B.4, the Majority in Interest shall take into account future Regulatory Allocations under Sections B.3(a) and B.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections B.3(e) and B.3(f).

B.5                             Other Allocation Rules.

(a)                                  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Majority in Interest using any permissible method under Code Section 706 and the Regulations thereunder.

(b)                                 The Members are aware of the income tax consequences of the allocations made by Section 3 of the Agreement and this Exhibit B and hereby agree to be bound by the provisions of Section 3 of the Agreement and this Exhibit B in reporting their shares of Company income and loss for income tax purposes.

(c)                                  Solely for purposes of determining an Interest Holder’s or Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ or Interest Holders’ interests in Company profits are in proportion to their respective Percentage Interests.

(d)                                 To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Majority in Interest shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member or Interest Holder.

(e)                                  The allocation of Profits and Losses for tax purposes set forth in Section  3.1, 3.2 and Section 5.8 of this Agreement are intended to produce final Capital Account balances that are at levels (“Target Final Balances”) that would permit liquidating distributions made in accordance with such final Capital Account balances to be equal to the distribution that would occur under Section 13.2 or, if applicable, 13.6.  However, if the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 13.2 or, if applicable, Section 13.6 would not be in accordance with the final Capital Account balances of the Members, such failure shall not affect or alter the distributions required by Section 13.2 or, if applicable, Section 13.6.  Notwithstanding the other provisions of this Agreement, if the allocation provisions of this Agreement would not result in positive Capital Account balances necessary to support distributions consistent with such intention upon a Sale of the Business, a dissolution of the Company or other disposition of all or substantially all of the remaining assets of the Company accompanied by an actual distribution of available cash, items of gross income, gain, loss and deduction during such Fiscal Year, if necessary, shall be allocated between the Members so as to produce such Target Final Balances.

B.6                             Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members or Interest Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section B.1(d)(i) hereof).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section B.1(d)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Majority in Interest in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section B.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

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EXHIBIT C

CESSATION OF BUSINESS ALLOCATIONS EXAMPLE

If a Loss allocation of $100 occurs during a quarter when there is an Objecting Party, and at such time the Percentage Interest of each Member is 50%, the $100 Loss would be allocated $80 to the Objecting Party and $20 to the Electing Party.  Assuming no subsequent allocation of Profit on an 80-20 basis prior to liquidation, the Excess Loss allocated to the Objecting Party would equal 30 (80-50) and the amount of the Objecting Party’s unreturned Capital Contribution otherwise due on liquidation pursuant to Section 13.2(b) would be decreased by $30 and the Electing Party’s unreturned Capital Contribution otherwise due on liquidation would be increased by $30.  Thereafter upon liquidation if there was $2,000 of unreturned Capital Contributions that would otherwise be distributed 50-50 or $1,000 per Member, pursuant to this Section 5.8 the Objecting Member would receive $970 ($1000-$30) and the Electing Member would receive $1,030 ($1000 + $30).